Exhibit (10)(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Statement of Additional Information and to the use of our reports dated February 3, 2003, except for the effect on the 2002 statement of cash flows described in Note 2, for which the date is February 9, 2006, with respect to the financial statements of American Skandia Life Assurance Corporation, and March 25, 2003, with respect to the financial statements of American Skandia Life Assurance Corporation Variable Account B, included in the Post-Effective Amendment No. 9 to the Registration Statement (Form N-4, No. 333-71672) and Prospectus of American Skandia Life Assurance Corporation Variable Account B.

ERNST & YOUNG LLP

Hartford, Connecticut

February 9, 2006